                                                                                          Exhibit 10.2

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated this 8th day of June 2006 is entered into by and among SIGA Technologies, Inc., a Delaware corporation ( “SIGA”), TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James J. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose and Paul G. Savas (each a “Stockholder” and collectively the “Stockholders”) and Pharmathene Inc., a Delaware corporation (“Pharmathene”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Stockholders are collectively the legal and beneficial owners of 8,029,364 shares of SIGA Common Stock which represents 29.74% of the outstanding shares of SIGA Common Stock;

WHEREAS, SIGA is a party to an Agreement and Plan of Merger, which is being executed contemporaneously herewith, between SIGA, Merger Sub and Pharmathene, a true and complete copy of which has been provided to the Stockholders (the “Merger Agreement”);

WHEREAS, each of the Stockholders have agreed to vote all of the SIGA Capital Stock owned by it, whether beneficially or otherwise, or over which it has voting power (collectively the “Stockholder Shares”) in favor of all resolutions to be considered by holders of SIGA Capital Stock in connection with the transactions contemplated by the Merger Agreement;

NOW, THEREFORE in consideration of the foregoing premises and as inducement to and in consideration of Pharmathene entering into the Merger Agreement and certain other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1  Representations and Warranties. Each of the Stockholders hereby represents and warrants, for and in respect of itself and its Stockholder Shares only, that:

(a)  if it is not an individual, it is duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization; it has the corporate or other power and capacity and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and its obligations hereunder and has received all requisite approvals to enter into this Agreement and to complete the transactions contemplated hereby and, upon the due execution and delivery of this Agreement by such Stockholder, this Agreement shall be a valid and binding agreement enforceable by Pharmathene against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

(b)  if it is an individual, it has full power and authority to enter into and perform the obligations under this Agreement and to consummate the transactions contemplated hereby;

(c)  the Stockholder is not a party to, bound or affected by or subject to, any charter, by-law or constituting document provision (in the case of a party that is not an individual), statute, regulation, judgment, order, decree or law which would be: violated, contravened, breached by, or under which default would occur as a result of, the execution, delivery and performance of this Agreement and such Stockholder is not a party to, bound or affected by or subject to any agreement for voting any SIGA Capital Stock which would be violated, contravened, breached by, or under which default would occur as a result of, the performance of this Agreement; and

(d)  such Stockholder understands and agrees that if such Stockholder attempts to transfer, or provide any other person or entity with the authority to vote any of the Stockholder Shares other than in compliance with this Agreement, SIGA shall not, and such Stockholder hereby unconditionally and irrevocably instructs SIGA to not, (i) permit any such transfer on its books and records, (ii) issue a new certificate representing any of such Stockholder Shares, or (iii) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

Section 2  Covenants.

(a)  Except as otherwise expressly provided herein, each Stockholder hereby covenants that until this Agreement is terminated, such Stockholder will:

(i)	not, directly or indirectly, take or support any action of any kind which could reasonably be expected to reduce the likelihood of success of or delay the consummation of the Merger Agreement;

(ii)
not, directly or indirectly, initiate, solicit or encourage proposals, requests, inquiries or contacts, or participate in negotiations or discussions, including without limitation, the delivery of non-public information of SIGA to any third party, for the purpose or with the intention of leading to any proposal, concerning any disposition, directly or indirectly, of any material assets of SIGA, without limitation, extending to any take-over bid, merger, consolidation or other business combination involving SIGA or any acquisition of an equity interest in SIGA representing any material amount of the equity of SIGA or any similar transaction (a “Competing Proposal”), except for the transactions contemplated by the Merger Agreement; and

(iii)	not enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or any other entity any non-public information with respect to, or otherwise cooperate in any way with any party offering a Competing Proposal.

(b)  Except as otherwise expressly provided herein or as otherwise agreed to by Pharmathene in writing on or prior to the date hereof, each Stockholder hereby covenants that until this Agreement is terminated, such Stockholder shall not directly or indirectly (v) grant any proxy, power of attorney or other authorization or consent with respect to any of its Stockholder Shares; (w) deposit any of its Stockholder Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of its Stockholder Shares; (x) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby; (y) sell, assign, transfer, encumber, pledge, hedge, gift or enter into derivative transactions in respect of, or otherwise dispose of any of its Stockholder Shares or any rights therein (including without limitation any voting rights) (or consent to do any of the foregoing), or (z) enter into any contract, option or other combination, arrangement, undertaking or understanding with respect to the actions described in any of the foregoing clauses (the restrictions in clauses (v), (w),(x), (y) and (z) hereof being referred to as the “Restrictions”). Notwithstanding the forgoing, each Stockholder may transfer or permit the transfer of some or all of its Stockholder Shares to related persons of such Stockholder (including its members, partners, affiliates, trusts and/or family members) or to a charitable trust, provided that (a) such transfer does not adversely affect Pharmathene or SIGA, including without limitation from a tax perspective or by causing any delay or by reducing the number of the Stockholder Shares subject to this Agreement, and (b) the transferee executes and delivers an agreement in the same form as this Agreement to Pharmathene prior to the transfer; provided, however that the such Stockholder shall be responsible for any breach of default by its transferee.

(c)  Each Stockholder agrees that it shall not issue any press release or make any other statement to the public with respect to the Merger Agreement or any other transaction contemplated by the Merger Agreement without the prior consent of Pharmathene except as maybe required by applicable law.

Section 3  Voting.

Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees until this Agreement is terminated:

(a)  to vote (or cause to be voted) all of its Stockholder Shares (and any other securities in respect of which such Stockholder has the right to vote) which are eligible to vote at any meeting of holders of SIGA Capital Stock and in any action by written consent in favor of the Merger Agreement and the transactions contemplated thereby including, without limitation, the PIPE, the amendment of the SIGA Stock Option Plan and the reconfiguration of the board of directors (each as contemplated by the Merger Agreement), (collectively the “Merger Transactions”) and against any Competing Proposal;

(b)  to vote (or cause to be voted) all of its Stockholder Shares (and any other securities in respect of which such Stockholder has the right to vote) which are eligible to vote at any meeting of holders of SIGA Capital Stock and in any action by written consent, against any action that could reasonably be expected to impede, interfere with, delay, frustrate, prevent, prohibit or discourage the consummation of the transactions contemplated by the Merger Agreement including, without limitation, the Merger Transactions;

(c)  not, without the prior written consent of Pharmathene, to requisition or join in any requisition of any meeting of holders of SIGA Capital Stock;

(d)  to vote in favor of adoption of any proposal or action that is reasonably determined by SIGA to be necessary or appropriate to submit for stockholder approval in order to facilitate the consummation of the transactions contemplated by the Merger Agreement, including, without limitation the Merger Transactions and against approval of any proposal made in opposition to or competition with the consummation of the transactions contemplated by the Merger Agreement, including, without limitation the Merger Transactions.

Section 4  Proxy. Each of the Stockholders hereby grants to Pharmathene an irrevocable proxy, coupled with an interest, to vote all of their respective Stockholder Shares in accordance with this Agreement and to take such other action to the extent necessary to carry out the provisions of this Agreement.

Section 5  Directors and Officers; Voting as to Other Matters. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Stockholder from acting in such Stockholder’s capacity as a director or officer of SIGA (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of SIGA) or voting or granting proxies in each Stockholder’s sole discretion on any matter other than those matters specified in this Agreement. For the avoidance of doubt, this Agreement shall not require any Stockholder to vote or grant any proxy to vote, or refrain from voting or granting any proxy to vote, on any matter other than those specified in this Agreement.

Section 6  Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

Section 7  Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of SIGA, Pharmathene and each of the Stockholders and the respective successors and permitted assigns.

Section 8  Duration of Agreement. Except as specifically set forth herein, the rights and obligations of Pharmathene, SIGA and each of the Stockholders set forth herein shall survive until, and this Agreement shall terminate upon, either the consummation of the Merger or termination of the Merger Agreement.

Section 9  Entire Agreement. This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Section 10  Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)	if to SIGA, to:

    420 Lexington Avenue
    Suite 408
    New York, NY 10170
    Attention: Chief Financial Officer
    Telecopier: (212) 697-3130

        with a copy to:

    Kramer Levin Naftalis & Frankel LLP
    1177 Avenue of the Americas
    New York, NY 10036
    Attention: James A. Grayer, Esq.
    Telecopier: (212) 715-8050

(ii)	if to the Stockholders:

    MacAndrews & Forbes Holdings Inc.
    35 East 62nd Street
    New York, NY 10021
    Attention: Michael C. Borofsky
    Telecopier: (212) 572-8435

(iii)	if to Pharmathene:

    175 Admiral Cochrane Drive
    Suite 101
    Annapolis, MD 21701
    Attention: Chief Executive Officer
    Telecopier: (410) 571-8927

        with a copy to:

    McCarter & English, LLP
    Four Gateway Center
    100 Mulberry Street
    Newark, NJ 07102
    Attention: Jeffrey Baumel
    Telecopier: (973) 624-7070

All such notices, requests, consents and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the third business day following the date of such mailing, (c) in the case of overnight mail, on the first business day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

Section 11  Changes. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, only pursuant to the written consent of Pharmathene, SIGA and each of the Stockholders.

Section 12  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13  Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 14  Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

Section 15  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.

* * * * *

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGA TECHNOLOGIES, INC.

By: /s/ Thomas N. Konatich
Name: Thomas N. Konatich
Title:   Chief Financial Officer and Acting
        Chief Executive Officer

PHARMATHENE, INC.

By: /s/ David P. Wright
Name: David P. Wright
Title:   Chief Executive Officer

STOCKHOLDERS

TRANSTECH PHARMA, INC.

By: /s/ Stephen L. Holcombe
Name: Stephen L. Holcombe
Title:   Senior Vice President and Chief Financial Officer

MACANDREWS & FORBES INC.

By: /s/ Donald G. Drapkin
Name: Donald G. Drapkin
Title:   Vice Chairman

                                    /s/ Howard Gittis
Howard Gittis

                                    /s/ Donald G. Drapkin
Donald G. Drapkin

                                    /s/ James Antal
James Antal

                                     / s/ Thomas E. Constance
Thomas E. Constance

                                    /s/ Mehmet C. Oz
Mehmet C. Oz

                                    /s/ Eric A. Rose
Eric A. Rose

                                    /s/ Paul G. Savas
Paul G. Savas